Exhibit 99.1

IPIC® Under New Ownership After Chapter 11 Restructuring

FOR IMMEDIATE RELEASE:

Boca Raton, FL (November 18, 2019) — iPic Theaters, LLC has acquired substantially all of the operating assets of the affiliated debtors in the jointly administered bankruptcy cases styled iPic-Gold Class Entertainment, LLC in the United States Bankruptcy Court for the District of Delaware.

The financial position of the new Company has been enhanced through the elimination of debt from the balance sheet and working capital provided by its investors. Moving forward iPic Theaters will have a solid financial foundation with an ability to focus on creating strong operational segments and opportunities for strategic growth to create value for its members.

iPic Theaters, LLC issues the following statement:

“Our ability to successfully work through a bankruptcy less than four months after our Chapter 11 filings, while maintaining and continuing to deliver upon our signature IPIC guest experience, is a testament to the hard work of our talented employees, executive management team, key partners and the strength of our relationship with our IPIC ACCESS members and guests. We will continue to hit the goals that we set for ourselves at the beginning of this process – including a more sustainable debt structure and a stronger balance sheet. This milestone is just the beginning of what we plan to achieve together moving forward. IPIC will continue to be a pioneering brand, leading the frontier of luxury moviegoing entertainment and unparalleled destination dining. All decisions moving forward will be strategic milestones to forward IPIC on this path, while continuing to deliver upon our brand promise.”

About iPic Theaters, LLC

iPic Theaters is America’s premier luxury restaurant-and-theater brand. A pioneer of the dine-in theater concept, iPic Theaters’ mission is to provide visionary entertainment escapes, presenting high-quality, chef-driven culinary and mixology in architecturally unique destinations that include premium movie theaters and restaurants. iPic Theaters offer guests two tiers of luxury leather seating, Premium Chaise lounge and Premium Plus Pod or reclining seating options. iPic Theaters currently operates 15 locations with 115 screens in Arizona, California, Florida, New Jersey, New York, Texas, and Washington and new locations planned for future development. For more information, visit www.IPIC.com.

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PRESS/MEDIA CONTACT:

The Gab Group,

Michelle Soudry, msoudry@thegabgroup.com

561-750-3500